Exhibit 99.1

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bluegreen(R)

CONTACT:                              -OR-           INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation                                The Equity Group Inc.
Tony Puleo                                           Devin Sullivan
Chief Financial Officer                              (212) 836-9608
(561) 912-8270                                       dsullivan@equityny.com
tony.puleo@bluegreencorp.com

                              FOR IMMEDIATE RELEASE

       BLUEGREEN CORPORATION REPORTS 2006 THIRD QUARTER FINANCIAL RESULTS

        Net Income Up 19.5% to $21.9 Million, or $0.71 Per Diluted Share

Boca Raton, Fla. - November 2, 2006 - Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play(R), today announced financial results for the third quarter and nine months ended September 30, 2006 (see attached tables).

Total sales in the third quarter of 2006 rose 3.5% to $172.5 million from $166.7 million in the third quarter of 2005. Bluegreen Resorts sales increased 13.9% to $130.3 million from $114.4 million, due to the contribution of sales offices opened since September 30, 2005, continued same-resort sales growth, and the positive impact in the quarter of the adoption of the American Institute of Certified Public Accountants' Statement of Position 04-2, "Accounting for Real Estate Time-sharing Transactions" (the "SOP"). Bluegreen Communities sales were $42.2 million as compared to $52.3 million in the same period one year ago. As expected and as previously announced, the lower sales reflected the sell out or near sell out of several communities prior to the beginning of the third quarter of 2006.

Net income for the third quarter of 2006 increased 19.5% to $21.9 million, or $0.71 per diluted share, from net income of $18.3 million, or $0.59 per diluted share, in the same period last year. Net income for the third quarter of 2006 was impacted positively by approximately $0.03 per diluted share primarily as a result of cumulative adjustments to correct errors in the methodology and valuation assumptions used in the original recording of Bluegreen's retained interest in notes receivable sold in connection with the 2005A Term Securitization transaction. Bluegreen does not believe the adjustments arising from the changes in methodology and assumptions were material individually or in the aggregate to its results of operations for the years ended December 31, 2005 or the quarters ended March 31, 2006, June 30, 2006 or September 30, 2006, and accordingly information for prior periods has not been adjusted. Net income for the third quarter of 2006 also included a pre-tax charge of $1.8 million, or $0.04 per diluted share, associated with the adoption of a shareholder rights plan and related litigation.

Bluegreen Corporation                                                     Page 2
November 2, 2006

As previously announced, effective January 1, 2006 Bluegreen was required to adopt the SOP, which changed many aspects of timeshare accounting, including revenue recognition, inventory costing, and accounting for incidental operations. Bluegreen has provided in this press release pro forma, non-GAAP income statements (see tables entitled: "Pro Forma Income Statements Before SOP 04-2 Adjustment") for the three- and nine-month periods ended September 30, 2006 that reflect the impact of the adjustments required by the adoption of the SOP to provide a basis for comparison with periods prior to the adoption of the SOP.

BLUEGREEN RESORTS

George  F.  Donovan,   President  and  Chief  Executive  Officer  of  Bluegreen,
commented, "As previously announced, the adoption of the SOP altered the complexion of our financial results for the first half of 2006 by shifting the recognition of a portion of our Resorts sales and profits from the first half of the year to the second half of the year. Our results for the third quarter reflect the impact of this anticipated shift. We continue to believe that
Bluegreen's business and markets remain fundamentally strong and are demonstrating solid growth."

As of September 30, 2006, $33.9 million and $19.2 million of Resorts sales and profits, respectively, were deferred under the SOP. These amounts are expected to be recognized in future periods.

Higher Resorts sales were primarily attributable to contributions from a new sales office at Carolina Grande (Myrtle Beach, S.C.), new offsite sales offices in the Las Vegas, Atlanta and Chicago markets, and a sales office opened pursuant to a strategic marketing agreement with a popular regional theme park in Wisconsin Dells, Wisconsin. Resorts sales in the third quarter of 2006 also benefited from same-resort sales growth led by offices at The Falls Village resort (Branson, Mo.), The Bluegreen Wilderness Club at Big Cedar (Ridgedale, Mo.), Grande Villas at World Golf Village (St. Augustine, Fla.), The Fountains resort (Orlando, Fla.), and Mountain Run at Boyne (Boyne Falls, Mich.). In addition, sales to Bluegreen's existing and growing owner base increased by 39%, and comprised 34% of Resorts sales for the three months ended September 30, 2006 as compared to 29% of Resorts sales during the comparable prior year period.

Bluegreen Corporation                                                     Page 3
November 2, 2006

Mr. Donovan continued, "During the third quarter, we commenced construction of a new seven-story, 240-unit resort property in Las Vegas. This project is expected to be completed in the first quarter of 2008. We also broke ground on a new resort property located in Williamsburg, Virginia, less than one block from the historic district of Colonial Williamsburg. Occupancy of this new resort is expected in the fourth quarter of 2007. We are also nearing the completion of renovations of a new preview center in the Great Smoky Mountains of Tennessee, the site of our first vacation ownership resort in 1994, and expect to open this new facility during the current fourth quarter. We believe this new 26,208 square foot sales office will provide us with the necessary infrastructure to increase sales in a market where we have enjoyed great success over the past 12 years."

Resorts cost of sales in the third quarter of 2006 declined to 19.8% of sales from 21.9% of sales in the same period last year, due to a system-wide price increase that went into effect on January 1, 2006 and the impact of the SOP.

BLUEGREEN COMMUNITIES

Bluegreen Communities sales in the third quarter of 2006 were $42.2 million as compared to $52.3 million in the third quarter of 2005. As previously announced, the high level of sales achieved in the Bluegreen Communities segment during 2004 and 2005 resulted in certain of the Company's properties substantially selling out earlier than previously expected; two Bluegreen Communities that made contributions to sales in the third quarter of 2005 substantially sold out during or prior to the third quarter of 2006. Other sales decreases occurred at Chapel Ridge in North Carolina and SugarTree on the Brazos in Texas. Higher than average sales at Chapel Ridge during the third quarter of 2005, related primarily to the opening of new sections of the community for sale at that time, resulted in an unfavorable sales comparison in the third quarter of 2006. Bluegreen's remaining inventory at SugarTree on the Brazos is currently being converted from 1/2 acre homesites to 3-acre homesites in response to market expectations.

Mr. Donovan commented, "Despite lower total sales, we are very pleased with the higher sales generated during the third quarter of 2006 (as compared to the third quarter of 2005) at several of our Texas communities open more than one year, including Mystic Shores, Mountain Springs Ranch, and The Settlement at Patriot Ranch, as well as Catawba Falls Preserve in North Carolina.

Bluegreen Corporation                                                     Page 4
November 2, 2006

"We also benefited from approximately $1.9 million of incremental revenue due to the sale of a large, non-subdivided parcel at our Traditions of Braselton community in Georgia, which previously sold out of retail homesites. We are also pleased with the rate of sales at properties open for less than one year, including Havenwood at Hunter's Crossing, which commenced sales in January 2006, Saddle Creek Ranch, which commenced sales in the third quarter of 2006, and The Bridges of Preston Crossings, a Bluegreen Golf Community which commenced sales earlier than anticipated in September 2006."

Mr. Donovan also noted that during the fourth quarter of 2006, Bluegreen Communities commenced sales at Vintage Oaks at the Vineyards, a 3,300- acre Bluegreen Community located outside of San Antonio, and expects to commence sales at King Oaks, a 953-acre Bluegreen Community in Grimes County, Texas, near College Station. Both of these properties were acquired in the second quarter of 2006.

As of September 30, 2006, approximately $17.2 million and $6.6 million of Bluegreen Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting, and it is expected that these amounts will be recognized in future periods ratably with the development of the communities.

Bluegreen Communities cost of sales in the third quarter of 2006 was 49.7% as compared to 53.4% in the same period one year ago, primarily due to price increases at certain communities, most notably Mystic Shores located in the Texas Hill Country, which has generated a very positive market response.

OTHER FINANCIAL INFORMATION

Total positive net interest spread (interest income less interest expense) rose to $6.5 million in the third quarter of 2006 from $6.3 million in the third quarter of 2005. Interest income increased due to the cumulative adjustment to Bluegreen's retained interest in notes receivable sold for the 2005A Term Securitization transaction and as a result of a higher average vacation ownership notes receivable balance during the 2006 quarter as compared to the 2005 quarter.

Interest expense increased primarily as a result of the on-balance sheet treatment of Bluegreen's vacation ownership receivables purchase facility with Branch Banking and Trust, the interest associated with approximately $30 million of additional junior subordinated debentures issued earlier in 2006, and the cost of increased borrowings associated with acquisition and development loans incurred to fund the growth of Bluegreen Resorts and Bluegreen Communities.

Bluegreen Corporation                                                     Page 5
November 2, 2006

As previously announced, on September 21, 2006 BB&T Capital Markets, a division of Scott & Stringfellow, Inc., served as initial purchaser and placement agent for a private offering and sale of $139.2 million of Bluegreen Corporation vacation ownership receivable-backed securities (the "2006 Term Securitization"). Approximately $153.0 million in aggregate principal of vacation ownership receivables were securitized in this transaction. As a result of the transaction, Bluegreen recognized a $2.6 million gain on sale of notes receivable.

Bluegreen's balance sheet at September 30, 2006 reflected unrestricted cash of $35.5 million, a book value of $11.35 per share, and a debt-to-equity ratio of 0.81:1.

CONFERENCE CALL

Bluegreen Corporation will host a conference call on November 3, 2006 at 10:00 am ET to discuss this news release. Interested parties may participate in the call by dialing (866) 356-4441 (Domestic) or (617) 597-5396 (International) and use the code 85582220 approximately 10 minutes before the call is scheduled to begin, and ask to be connected to the Bluegreen conference call. A recorded replay of the call will be available until December 3, 2006. Listeners may dial
(888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 22694678 for the replay. In addition, the conference call will be broadcast live over the Internet at Bluegreen's corporate web site, www.bluegreencorp.com. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation's web site for approximately 90 days.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play(R) through two principal operating divisions. With over 150,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts, an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 51,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 5,000 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE's list of America's 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.

Bluegreen Corporation                                                     Page 6
November 2, 2006

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at Resorts and Communities will not occur as anticipated; the Company will not be able to acquire land or identify new projects, as anticipated; sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated; new Resort and Communities properties and sales offices will not open when expected, will cost more to develop or may not be as successful as anticipated; retail prices and homesite yields for Communities properties will be below the Company's estimates; the effect of the SOP on the operations and results of the Resorts segment may differ than expected; that cost of sales will not be as expected; that deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company's SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2006 and its Form 10-Q to be filed on or before November 9, 2006.

Bluegreen prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the Pro Forma Income Statements included in this release are a key measure to evaluate its operations as management believes they provide a better comparison of the Company's 2006 results of operations to 2005. However, these Pro Forma Income Statements possess material limitations and should not be considered a measure of financial condition or performance in isolation or as an alternative to the Statements of Income, as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies.

                                  ### #### ###

Bluegreen Corporation
November 2, 2006                                                          Page 7

                              BLUEGREEN CORPORATION
                   Condensed Consolidated Statements of Income
                        (In 000's, Except Per Share Data)

                                                                         Three Months Ended               Nine Months Ended
                                                                         ------------------               -----------------
                                                                    September 30,   September 30,   September 30,    September 30,
                                                                        2006            2005            2006             2005
                                                                        ----            ----            ----             ----
REVENUES:

Vacation ownership sales                                             $  130,310      $  114,376      $  295,831       $  277,039
Homesite sales                                                           42,239          52,281         140,425          152,967
                                                                     ----------      ----------      ----------       ----------
Total sales                                                             172,549         166,657         436,256          430,006

Other resort and communities operations revenue                          18,503          21,311          48,790           58,003
Interest income                                                          13,020           9,759          30,692           25,907
Gain on sales of notes receivable                                         3,497           6,446           4,049           16,044
                                                                     ----------      ----------      ----------       ----------
Total operating revenues                                                207,569         204,173         519,787          529,960
                                                                     ----------      ----------      ----------       ----------

EXPENSES:
Cost of sales:
    Vacation ownership cost of sales                                     25,741          25,047          64,716           58,137
    Homesite cost of sales                                               20,986          27,892          76,255           78,798
                                                                     ----------      ----------      ----------       ----------
Total cost of sales                                                      46,727          52,939         140,971          136,935
Cost of other resort and communities operations                          13,052          20,149          42,769           59,148
Selling, general and administrative expenses                            101,893          86,438         264,055          229,377
Interest expense                                                          6,530           3,467          13,362           11,101
Provision for loan losses                                                    --           8,803              --           20,967
Other expense, net                                                        1,932             985           1,242            4,669
                                                                     ----------      ----------      ----------       ----------
Total operating expenses                                                170,134         172,781         462,399          462,197
                                                                     ----------      ----------      ----------       ----------
Income before minority interest and provision for income
taxes                                                                    37,435          31,392          57,388           67,763
Minority interest in income of consolidated subsidiary                    2,241           1,584           4,940            3,305
                                                                     ----------      ----------      ----------       ----------
Income before provision for income taxes                                 35,194          29,808          52,448           64,458
Provision for income taxes                                               13,287          11,476          19,930           24,816
                                                                     ----------      ----------      ----------       ----------
Income before cumulative effect of change in
   accounting principle                                                  21,907          18,332          32,518           39,642
Cumulative effect of change in accounting principle, net of tax              --              --          (5,678)              --
Minority interest in cumulative effect of change in accounting
   principle, net of tax                                                     --              --           1,184               --
                                                                     ----------      ----------      ----------       ----------
Net income                                                           $   21,907      $   18,332      $   28,024       $   39,642
                                                                     ==========      ==========      ==========       ==========

Income before cumulative effect of change in accounting
  principle per share:
   Basic:                                                            $     0.72      $     0.60      $     1.07       $     1.31
   Diluted:                                                          $     0.71      $     0.59      $     1.04       $     1.27

Cumulative effect of change in accounting principle, per share
   Basic:                                                            $       --      $       --      $    (0.15)      $       --
   Diluted:                                                          $       --      $       --      $    (0.14)      $       --

Net income per share:
   Basic:                                                            $     0.72      $     0.60      $     0.92       $     1.31
                                                                     ==========      ==========      ==========       ==========
   Diluted:                                                          $     0.71      $     0.59      $     0.90       $     1.27
                                                                     ==========      ==========      ==========       ==========

Weighted average number of common and
   common equivalent shares:
   Basic                                                                 30,547          30,385          30,530           30,350
                                                                     ==========      ==========      ==========       ==========
   Diluted                                                               31,053          31,220          31,092           31,239
                                                                     ==========      ==========      ==========       ==========

Bluegreen Corporation                                                     Page 8
November 2, 2006

                              BLUEGREEN CORPORATION
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)

                                                   September 30,    December 31,
                                                       2006            2005
                                                       ----            ----
ASSETS                                              (Unaudited)

Cash and cash equivalents (unrestricted)            $   35,498      $   66,383
Cash and cash equivalents (restricted)                  28,222          18,321
Contracts receivable, net                               37,364          27,473
Notes receivable, net                                  150,528         127,783
Prepaid expenses                                        10,918           6,500
Other assets                                            28,785          17,156
Inventory, net                                         328,318         240,969
Retained interests in notes receivable sold            125,460         105,696
Property and equipment, net                             92,675          79,634
Intangible assets                                        4,299           4,328
                                                    ----------      ----------
Total assets                                        $  842,067      $  694,243
                                                    ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable                                    $   13,754      $   11,071
Accrued liabilities and other                           50,669          43,801
Deferred income                                         42,619          29,354
Deferred income taxes                                   94,551          75,404
Receivable-backed notes payable                         23,651          35,731
Lines-of-credit and notes payable                      111,481          61,428
10.50% senior secured notes payable                     55,000          55,000
Junior subordinated debentures                          90,208          59,280
                                                    ----------      ----------
Total liabilities                                      481,933         371,069

Minority interest                                       13,284           9,508

Total shareholders' equity                             346,850         313,666
                                                    ----------      ----------
Total liabilities and shareholders' equity          $  842,067      $  694,243
                                                    ==========      ==========

Bluegreen Corporation                                                     Page 9
November 2, 2006

                              BLUEGREEN CORPORATION
              Pro Forma Income Statement Before SOP 04-2 Adjustment

(in thousands, except per share data)                                                       Three Months Ended
                                                                                            ------------------
                                                                         Actual        SOP 04-2         Pro Forma         Actual
                                                                         ------        --------         ---------         ------
                                                                       September       Pro Forma        September        September
                                                                       ---------       ---------        ---------        ---------
                                                                           30,                              30,             30,
                                                                           ---                              ---             ---
                                                                          2006        Adjustments          2006            2005
                                                                          ----        -----------          ----            ----
REVENUES:
Vacation ownership sales                                               $  130,310      $   (5,184)      $  125,126      $  114,376
Homesite sales                                                             42,239              --           42,239          52,281
                                                                       ----------      ----------       ----------      ----------
Total sales                                                               172,549          (5,184)         167,365         166,657
Other resort and communities operations revenue                            18,503           2,890           21,393          21,311
Interest income                                                            13,020              --           13,020           9,759
Gain on sales of notes receivable                                           3,497          11,944           15,441           6,446
                                                                       ----------      ----------       ----------      ----------
Total operating revenues                                                  207,569           9,650          217,219         204,173
                                                                       ==========      ==========       ==========      ==========

EXPENSES:
Cost of sales:
     Vacation ownership cost of sales                                      25,741             287           26,028          25,047
     Homesite cost of sales                                                20,986              --           20,986          27,892
                                                                       ----------      ----------       ----------      ----------

Total cost of sales                                                        46,727             287           47,014          52,939
    Cost of other resort and communities operations                        13,052           4,150           17,202          20,149
Selling, general and administrative expenses                              101,893          (1,529)         100,364          86,438
Interest expense                                                            6,530              --            6,530           3,467
Provision for loan losses                                                      --          10,714           10,714           8,803
Other expense, net                                                          1,932              --            1,932             985
                                                                       ----------      ----------       ----------      ----------
Total operating expenses                                                  170,134          13,622          183,756         172,781
                                                                       ----------      ----------       ----------      ----------
Income before minority interest and provision for income taxes             37,435          (3,972)          33,463          31,392
Minority interest in income of consolidated subsidiary                      2,241            (175)           2,066           1,584
                                                                       ----------      ----------       ----------      ----------
Income before provision for income taxes                                   35,194          (3,797)          31,397          29,808
Provision for income taxes                                                 13,287          (1,433)          11,854          11,476
                                                                       ----------      ----------       ----------      ----------
Income before cumulative effect of change in accounting principle          21,907          (2,364)          19,543          18,332
Cumulative effect of change in accounting principle, net of tax                --              --               --              --
Minority interest in cumulative effect of change in accounting
   principle, net of tax                                                       --              --               --              --
                                                                       ----------      ----------       ----------      ----------
Net income                                                             $   21,907      $   (2,364)      $   19,543      $   18,332
                                                                       ==========      ==========       ==========      ==========
Income before cumulative effect of change in accounting
   principle per share:
    Per share
      Basic                                                            $     0.72      $    (0.08)      $     0.64      $     0.60
      Diluted                                                          $     0.71      $    (0.08)      $     0.63      $     0.59
Cumulative effect of change in accounting principle, per share
      Basic                                                            $       --      $       --       $       --      $       --
      Diluted                                                          $       --      $       --       $       --      $       --
Net income per share
      Basic                                                            $     0.72      $    (0.08)      $     0.64      $     0.60
                                                                       ==========      ==========       ==========      ==========
      Diluted                                                          $     0.71      $    (0.08)      $     0.63      $     0.59
                                                                       ==========      ==========       ==========      ==========
Weighted Average Number of Common and Common
   Equivalent Shares:
      Basic                                                                30,547          30,547           30,547          30,385
                                                                       ==========      ==========       ==========      ==========
      Diluted                                                              31,053          31,053           31,053          31,220
                                                                       ==========      ==========       ==========      ==========

Bluegreen Corporation                                                    Page 10
November 2, 2006

                              BLUEGREEN CORPORATION
              Pro Forma Income Statement Before SOP 04-2 Adjustment

(in thousands, except per share data)                                                        Nine Months Ended
                                                                                             -----------------
                                                                         Actual         SOP 04-2         Pro Forma         Actual
                                                                         ------         --------         ---------         ------
                                                                       September        Pro Forma        September        September
                                                                       ---------        ---------        ---------        ---------
                                                                           30,                               30,             30,
                                                                           ---                               ---             ---
                                                                          2006         Adjustments          2006            2005
                                                                          ----         -----------          ----            ----
REVENUES:
Vacation ownership sales                                               $  295,831       $   20,793       $  316,624      $  277,039
Homesite sales                                                            140,425               --          140,425         152,967
                                                                       ----------       ----------       ----------      ----------
Total sales                                                               436,256           20,793          457,049         430,006
Other resort and communities operations revenue                            48,790            6,699           55,489          58,003
Interest income                                                            30,692               --           30,692          25,907
Gain on sales of notes receivable                                           4,049           17,986           22,035          16,044
                                                                       ----------       ----------       ----------      ----------
Total operating revenues                                                  519,787           45,478          565,265         529,960
                                                                       ==========       ==========       ==========      ==========

EXPENSES:
Cost of sales:
     Vacation ownership cost of sales                                      64,716            2,611           67,327          58,137
     Homesite cost of sales                                                76,255               --           76,255          78,798
                                                                       ----------       ----------       ----------      ----------

Total cost of sales                                                       140,971            2,611          143,582         136,935
    Cost of other resort and communities operations                        42,769            9,802           52,571          59,148
Selling, general and administrative expenses                              264,055              593          264,648         229,377
Interest expense                                                           13,362               --           13,362          11,101
Provision for loan losses                                                      --           23,588           23,588          20,967
Other expense                                                               1,242               --            1,242           4,669
                                                                       ----------       ----------       ----------      ----------
Total operating expenses                                                  462,399           36,594          498,993         462,197
                                                                       ----------       ----------       ----------      ----------
Income before minority interest and provision for income taxes             57,388            8,884           66,272          67,763
Minority interest in income of consolidated subsidiary                      4,940               75            5,015           3,305
                                                                       ----------       ----------       ----------      ----------
Income before provision for income taxes                                   52,448            8,809           61,257          64,458
Provision for income taxes                                                 19,930            3,348           23,278          24,816
                                                                       ----------       ----------       ----------      ----------
Income before cumulative effect of change in accounting principle          32,518            5,461           37,979          39,642
Cumulative effect of change in accounting principle, net of tax            (5,678)           5,678               --              --
Minority interest in cumulative effect of change in accounting
   principle net of tax                                                     1,184           (1,184)              --              --
                                                                       ----------       ----------       ----------      ----------
Net income                                                             $   28,024       $    9,955       $   37,979      $   39,642
                                                                       ==========       ==========       ==========      ==========
Income before cumulative effect of change in accounting
   principle per share:
      Basic                                                            $     1.07       $     0.18       $     1.24      $     1.31
      Diluted                                                          $     1.04       $     0.18       $     1.22      $     1.27
Cumulative effect of change in accounting principle, per share
      Basic                                                            $    (0.15)      $     0.15       $       --      $       --
      Diluted                                                          $    (0.14)      $     0.14       $       --      $       --
Net income per share
      Basic                                                            $     0.92       $     0.33       $     1.24      $     1.31
                                                                       ==========       ==========       ==========      ==========
      Diluted                                                          $     0.90       $     0.32       $     1.22      $     1.27
                                                                       ==========       ==========       ==========      ==========
Weighted Average Number of Common and Common
   Equivalent Shares:
      Basic                                                                30,530           30,530           30,530          30,350
                                                                       ==========       ==========       ==========      ==========
      Diluted                                                              31,092           31,092           31,092          31,239
                                                                       ==========       ==========       ==========      ==========